Exhibit 99.2

                               Triarc Companies, Inc.
                                  280 Park Avenue
                                 New York, NY 10017


                                                          For Immediate Release

CONTACT:  Anne A. Tarbell
          (212) 451-3030
          www.triarc.com


           TRIARC ELECTS FRANCIS T. MCCARRON EXECUTIVE VICE PRESIDENT


     New York, NY, March 18, 2005 -- Triarc Companies, Inc. (NYSE: TRY, TRY.B) announced today that its Board of Directors elected Francis T. McCarron Executive Vice President. He will continue as the Company's Chief Financial Officer.

     Francis ("Frank") T. McCarron, 48, was appointed Senior Vice President and Chief Financial Officer of Triarc in June 2001. Prior to this appointment, Mr. McCarron served as Senior Vice President, Taxes of Triarc from April 1993 to June 2001. Mr. McCarron was formerly Vice President, Taxes of Trian Group, L.P. from its formation in January 1989 to April 1993. Prior to joining Trian, Mr. McCarron was Director of Tax Planning & Research of Triangle Industries from February 1987 to December 1988. A native of Queens, New York, Mr. McCarron holds a BA degree from Queens College and a MBA degree from Baruch College. Mr. McCarron is also a Certified Public Accountant.

     Commenting on Mr. McCarron's election, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, and Peter May, Triarc's President and Chief Operating Officer, said jointly: "Frank has done a great job as our Chief Financial
Officer. Frank has led our financial team well and we believe this is a well-deserved promotion."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system and the owner and operator of 233 restaurants located in the United States. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based asset manager offering a diverse range of fixed income strategies to institutional investors.

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